LOAN AND SECURITY AGREEMENT

                               Dated:  October 4, 1996

                                     $10,000,000

                                       between

                          SANWA BUSINESS CREDIT CORPORATION

                                     as Lender,

                                         and

                           ATLANTA PROVISION COMPANY, INC.

                                     as Borrower

                                  TABLE OF CONTENTS

                                                                     Page

1.    DEFINITIONS....................................................  1

2.    LOANS:  GENERAL TERMS..........................................  9
      2.1  Total Facility............................................  9
      2.2  Advances to Constitute One Loan; Loan Purpose.............  9
      2.3  Interest Rate............................................. 10
      2.4  Term of Agreement; Liquidated Damages..................... 10
      2.5  Credit Availability Charge................................ 11
      2.6  Closing Fee............................................... 11
      2.7  Letters of Credit; LC Guaranties.......................... 11
      2.8  Letter of Credit and LC Guaranty Fees..................... 11
      2.9  Default Rate.............................................. 12

3.    ELIGIBLE ACCOUNTS; ELIGIBLE INVENTORY.......................... 12
      3.1  Eligible Accounts......................................... 12
      3.2  Eligible Inventory........................................ 14

4.    PAYMENTS....................................................... 15
      4.1  Loan Account; Method of Making Payments................... 15
      4.2  Payment Terms............................................. 15
      4.3  Collection of Accounts and Payments....................... 15
      4.4  Application of Payments and Collections................... 16
      4.5  Statements................................................ 16

5.    COLLATERAL:  GENERAL TERMS..................................... 17
      5.1  Security Interest......................................... 17
      5.2  Disclosure of Security Interest........................... 17
      5.3  Special Collateral........................................ 17
      5.4  Further Assurances........................................ 17
      5.5  Inspection................................................ 18
      5.6  Perfection and Priority; Location of Collateral........... 18
      5.7  Lender's Payment of Claims Asserted Against Borrower...... 18

6.    COLLATERAL:  ACCOUNTS.......................................... 18
      6.1  Verification of Accounts.................................. 18
      6.2  Assignments, Records and Accounts Report.................. 18
      6.3  Notice Regarding Disputed Accounts........................ 19
      6.4  Sale or Encumbrance of Accounts........................... 19

7.    COLLATERAL:  INVENTORY......................................... 19
      7.1  Sale of Inventory......................................... 19
      7.2  Safekeeping of Inventory; Inventory Covenants............. 19
      7.3  Records and Schedules of Inventory........................ 19
      7.4  Returned and Repossessed Inventory........................ 20
      7.5  Evidence of Ownership of Inventory........................ 20

8.  [Intentionally Omitted].......................................... 20

9.    WARRANTIES AND REPRESENTATIONS................................. 20
      9.1  General Warranties and Representations.................... 20
      9.2  Account Warranties and Representations.................... 22
      9.3  Inventory Warranties and Representations.................. 23
      9.4  Automatic Warranty and Representation and Reaffirmation of
           Warranties and Representations............................ 24
      9.5  Survival of Warranties and Representations................ 24

10.   COVENANTS AND CONTINUING AGREEMENTS............................ 24
      10.1 Affirmative Covenants..................................... 24
      10.2 Negative Covenants........................................ 28
      10.3 Contesting Charges........................................ 29
      10.4 Payment of Charges........................................ 30
      10.5 Insurance; Payment of Premiums............................ 30
      10.6 Survival of Obligations Upon Termination of Agreement..... 31

11.   DEFAULT; RIGHTS AND REMEDIES ON DEFAULT........................ 31
      11.1 Default................................................... 31
      11.2 Acceleration of the Liabilities........................... 33
      11.3 Remedies.................................................. 33
      11.4 Notice.................................................... 34

12.   CONDITIONS PRECEDENT........................................... 35
      12.1 Execution and Delivery of Agreement....................... 35
      12.2 Documentation............................................. 35

13.   MISCELLANEOUS.................................................. 37
      13.1 Appointment of Lender as Borrower's Lawful
           Attorney-In-Fact.......................................... 37
      13.2 Modification of Agreement; Sale of Interest............... 38
      13.3 Attorneys' Fees and Expenses; Lender's Out-of-Pocket
           Expenses.................................................. 38
      13.4 Waiver by Lender.......................................... 39
      13.5 Severability.............................................. 39
      13.6 Parties; Entire Agreement................................. 39

      13.7 Conflict of Terms......................................... 39
      13.8 Waiver by Borrower........................................ 40
      13.9 Governing Law............................................. 40
      13.10      Notice.............................................. 40
      13.11      Section Titles, Etc................................. 42

Exhibits

Exhibit A  Form of Special Deposit Agreement
Exhibit B  Financials
Exhibit C  Form of Validity Guaranty
Exhibit D  Locations
Exhibit E  Assumed and Fictitious Names
Exhibit F  Litigation and Labor Matters
Exhibit G  Permitted Liens
Exhibit H  Form of Opinion of Borrower's Counsel
Exhibit I-1      Form of Accounts Report
Exhibit I-2      Form of Inventory Report

                             LOAN AND SECURITY AGREEMENT


      THIS LOAN AND SECURITY AGREEMENT (this "Agreement") is made as of the 4th day of October, 1996, by and between Sanwa Business Credit Corporation, a Delaware corporation ("Lender"), and Atlanta Provision Company, Inc., a Georgia corporation ("Borrower").

                                W I T N E S S E T H:

      WHEREAS, Borrower desires to borrow funds and obtain other financial accommodations from Lender, and Lender is willing to make certain loans and to provide other financial accommodations to Borrower upon the terms and conditions set forth herein;

      NOW, THEREFORE, in consideration of the terms and conditions contained herein, and of any loans or extension of credit heretofore, now or hereafter made to or for the benefit of Borrower by Lender, the parties hereto hereby agree as follows:

1.    DEFINITIONS.

      1.1 When used herein, the following terms shall have the following meanings:

           (a) "Accounts" shall mean all accounts, contract rights, chattel paper, instruments and documents, whether now owned or hereafter acquired by Borrower.

           (b) "Account Debtor" shall mean any Person who is or who may become obligated to Borrower under, with respect to, or on account of an Account.

           (c) "Accounts Report" shall mean a report delivered to Lender by Borrower, as required by Section 6.2, consisting of an aged trial balance of all Accounts existing as of the date of such Accounts Report, specifying for each Account Debtor obligated on the Accounts, such Account Debtor's name, address and outstanding balance and the aging of such outstanding balance. The form of an Accounts Report is attached hereto as Exhibit I-1.

           (d) "Adjusted Tangible Assets" shall mean all assets except: (i) any surplus resulting from any write-up of assets subsequent to October 4, 1996; (ii) deferred assets, including prepaid insurance and prepaid taxes, deposits and construction in progress; (iii) patents, copyrights, trademarks, trade names, non-compete agreements, franchises and other similar intangibles; (iv) goodwill, including any amounts, however designated on a balance sheet of Borrower representing the excess of the purchase price paid for assets or stock over the value assigned thereto on the books of such
Person: (v) Borrower's fifty-percent (50%) owned investment in Fieldstone Meats of Alabama and investments which are prohibited by the provisions of Section 10.2(B); (vi) unamortized debt discount and expense; and (vii) Accounts, notes and other receivables due from Affiliates or employees.

           (e) "Adjusted Tangible Net Worth" at any date means a sum equal to:

                       (i) the net book value (after deducting related depreciation, obsolescence, amortization, valuation, and other proper reserves) at which the Adjusted Tangible Assets of Borrower would be shown on a balance sheet of Borrower at such date in accordance with GAAP, minus

                       (ii) the amount at which Borrower's liabilities (other than capital stock (which shall include redeemable preferred stock) and surplus) would be shown on such balance sheet in accordance with GAAP, and including as liabilities all reserves for contingencies and other potential liabilities.

           (f) "Affiliate" shall mean any and all Persons which, in the sole and absolute judgment of Lender, directly or indirectly, own or control, are controlled by or are under common control with Borrower, and any and all Persons from whom, in the sole and absolute judgment of Lender, Borrower has not or is not likely to exhibit independence of decision or action. For the purpose of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

           (g) "Ancillary Agreements" shall mean all Security Documents and all agreements, instruments and documents, including without limitation, notes, guaranties, mortgages, deeds of trust, chattel mortgages, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, financing statements, subordination agreements, trust account agreements and all other written matter whether heretofore, now, or hereafter executed by or on behalf of Borrower or any other Person or delivered to Lender or any Participant with respect to this Agreement.

           (h) "B of A" shall mean Bank of America, Illinois, or any successor institution thereto.

           (i) "Business Day" shall mean any day, other than a Saturday or Sunday, on which the main lobby of the Depository Bank is open for business with the general public.

           (j) "Capital Expenditures" shall mean all expenditures for any fixed assets or improvements, or for replacements, including, but not limited to, the direct or indirect acquisition of such assets by way of increased product or service charges, offset items or otherwise, and shall include capitalized lease payments, all as determined in accordance with GAAP.

           (k) "Cash and Cash Equivalents" shall mean, at any time, any assets of the Borrower which are in the form of, or are readily convertible into money, including, without limitation, cash, checks, and other negotiable instruments, deposits with any bank or financial institution (whether as demand deposits or time deposits , and whether or not evidenced by certificates of deposits), and readily marketable securities of any type.

           (l) "Charges" shall mean all national, federal, state, county, city, municipal, or other governmental (including, without limitation, the Pension Benefit Guaranty Corporation) taxes, levies, assessments, charges, liens, claims or encumbrances upon or relating to (i) the Collateral, (ii) the Liabilities, (iii) Borrower's employees, payroll, income or gross receipts, (iv) Borrower's ownership or use of any of its assets, or (v) any other aspect of Borrower's business.

           (m) "Closing Date" means the date on which all of the conditions precedent in Section 12 are satisfied and the initial Revolving Loan is made hereunder.

           (n) "Collateral" shall mean all of the property and interests in property described in Section 5.1 and all other property and interests in property which shall, from time to time, secure any part of the Liabilities.

           (o) "Commitment Termination Date" shall mean the earliest of (i) the date on which Lender demands payment of the Liabilities, (ii) October 4, 1998 or such later date as Lender and Borrower may agree to in writing, (iii) the date of termination of the commitment to make further Revolving Loans pursuant to Section 2.4 hereof, and (iv) the date of termination of the commitment to make further Revolving Loans and to issue additional Letters of Credit or LC Guaranties pursuant to Section 11.2 hereof.

           (p) "Contract Year" means initially, that period of time commencing on the Closing Date and ending one (1) day prior to the first anniversary of the Closing Date, and thereafter each period of one (1) year commencing on the date after the last day of the immediately preceding Contract Year and ending one (1) day prior to the anniversary of such date.

           (q) "Current Asset Base" means in respect to Borrower at any time an amount equal to (x) the lesser of (i) Ten Million Dollars ($10,000,000) or
(ii) the sum of up to eighty percent (80%) (or such lesser percentage as Lender may, at any time and from time to time, determine in the exercise of its reasonable credit judgment) of the value at such time of Eligible Accounts, plus the lesser of Four Million Dollars ($4,000,000) or up to fifty percent (50%) (fifty-five percent (55%) during the months of July and December) (or such lesser percentage as Lender may, at any time and from time to time, determine, in the reasonable exercise of its reasonable credit judgment) of the value at such time of Eligible Inventory minus (subtract from the lesser of (i) or (ii) above) (y) an amount equal to as of such date the sum of (i) the Letter of Credit Accommodations, plus (ii) any amount which Lender reasonably expects it may be obligated to pay in the future for the account of Borrower, plus (iii) the amount of any reserve established by Lender pursuant to the terms hereof against the Current Asset Base.

           (r) "Current Assets" shall mean the aggregate net book value of the current assets of Borrower as determined in accordance with GAAP, excluding any Accounts owing to Borrower from any Affiliate.

           (s) "Current Liabilities" shall mean the aggregate amount of all liabilities of Borrower which would be classified as current liabilities under GAAP, including without limitation, Liabilities outstanding under the Revolving Loans.

           (t) "Default" shall mean the occurrence or existence of any one or more of the events described in Section 11.1.

           (u) "Depository Bank" shall mean the banking institution which is referred to in Section 4.3 and which shall be the signatory to the Special Deposit Agreement which is attached hereto as Exhibit A.

           (v) "EBITDA" shall mean for any applicable Fiscal Period Borrower's Net Income during such period, plus interest expenses, depreciation and amortization expenses and income and franchise expense deducted in determining Net Income for such period, plus any dividends or distributions paid or made to Borrower's stockholders to the extent that such dividends or distributions are permitted pursuant to the terms hereof.

           (w) "Eligible Accounts" shall mean those Accounts listed in an Accounts Report which, as of the date of such Accounts Report and at all times thereafter, (i) satisfy the requirements for eligibility as described in Section 3.1, (ii) do not violate the negative covenants and other provisions of this Agreement and do satisfy the affirmative covenants, warranties and other provisions of this Agreement and (iii) Lender, in its sole and absolute judgment, deems to be Eligible Accounts.

           (x) "Eligible Inventory" shall mean those items of Inventory included in an Inventory Report which, as of the date of such Inventory Report and at all times thereafter, (i) satisfy the requirements for eligibility described in Section 3.2, (ii) do not violate the negative covenants and other provisions of this Agreement and do satisfy the affirmative covenants, warranties, and other provisions of this Agreement and
(iii) Lender, in its sole and absolute judgment, deems to be Eligible
Inventory.

           (y) "Environmental Laws" shall mean all federal, state and local laws, rules, regulations, ordinances, programs, permits, guidances, orders and consent decrees relating to health, safety and environmental matters, including, but not limited to, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Toxic Substances Control Act as amended, the Clean Water Act, the River and Harbor Act, Water Pollution Control Act, the Marine Protection Research and Sanctuaries Act, the Deep-Water Port Act, the Safe Drinking Water Act, the SuperFund Amendments and Reauthorization Act of 1986, the Federal Insecticide, Fungicide and Rodenticide Act, the Mineral Lands and Leasing Act, the Surface Mining Control and Reclamation Act, state and federal superlien and environmental clean up programs and laws, and U.S. Department of Transportation regulations.

           (z) "Equipment" shall mean all of Borrower's now owned and hereafter acquired equipment and fixtures, including without limitation, furniture, machinery, vehicles and trade fixtures, together with any and all accessories, parts and appurtenances thereto, substitutions therefor and replacements thereof.

           (aa) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

           (ab) "Event of Default" shall mean any event or condition which, with the passage of time or the giving of notice or both, would constitute a Default.

           (ac) "Excess Revolving Credit Loan Availability" shall mean the positive difference, if any, between the Current Asset Base and the aggregate amount outstanding in respect of the Revolving Loans.

           (ad) "Financials" shall mean those financial statements of Borrower attached hereto as Exhibit B or delivered to Lender pursuant to Section 10.1.

           (ae) "Fiscal Period" shall mean an accounting period during Borrower's fiscal year consisting of four (4) weeks; provided, however, that in the event that Borrower's fiscal year has fifty-three (53) weeks, Borrower's final Fiscal Period during such fiscal year shall consist of five
(5) weeks.

           (af) "Fixed Charges" shall mean as to Borrower, for any Fiscal Period, the aggregate of all (i) interest expenses paid or accrued by the Borrower during such period, plus (ii) scheduled payments of principal with respect to Indebtedness during such period, plus (iii) income and franchise taxes paid during such period, plus (iv) Capital Expenditures made during such period, plus (v) all dividends or distributions paid to Borrower's stockholders during such period.

           (ag) "Fixed Charge Coverage Ratio" shall mean, for any Fiscal Period, the Borrower's EBITDA divided by the Borrower's Fixed Charges.

           (ah) "GAAP" generally accepted accounting principles in the United States of America as in effect from time to time.

           (ai) "General Intangibles" shall mean all choses in action, general intangibles, causes of action and all other intangible personal property of Borrower of every kind and nature (other than Accounts) now owned or hereafter acquired by Borrower. Without in any way limiting the generality of the foregoing, General Intangibles specifically includes, without limitation, all corporate or other business records, security deposits, inventions, designs, patents, patent applications, trademarks, trade names, trade secrets, goodwill, copyrights, registrations, licenses, franchises, and tax refund claims owned by Borrower and all letters of credit, guarantee claims, security interests or other security held by or granted to Borrower to secure payment by an Account Debtor of any Accounts.

           (aj) "Indebtedness" shall mean all of Borrower's liabilities, obligations and indebtedness to any Person of any and every kind and nature, whether primary, secondary, direct, indirect, absolute, contingent, fixed, or otherwise, heretofore, now or hereafter owing, due, or payable, however evidenced, created, incurred, acquired or owing and however arising, whether under written or oral agreement, by operation of law, or otherwise. Without in any way limiting the generality of the foregoing, Indebtedness specifically includes (i) the Liabilities, (ii) all obligations or liabilities of any Person that are secured by any lien, claim, encumbrance, or security interest upon property owned by Borrower, even though Borrower has not assumed or become liable for the payment thereof, (iii) all obligations or liabilities created or arising under any lease of real or personal property, or conditional sale or other title retention agreement with respect to property used or acquired by Borrower, even though the rights and remedies of the lessor, seller or lender thereunder are limited to repossession of such property, (iv) all unfunded pension fund obligations and liabilities and (v) deferred taxes.

           (ak)  "Initial Term" shall have the meaning ascribed to it in
Section 2.4.

           (al) "Inventory" shall mean all goods, inventory, merchandise and other personal property, including, without limitation, goods in transit, wherever located and whether now owned or hereafter acquired by Borrower which are or may at any time be held for sale or lease, furnished under any contract of service or held as raw materials, work-in-process, supplies or materials used or consumed in the business of Borrower, and all such property the sale or other disposition of which has given rise to Accounts and which has been returned to or repossessed or stopped in transit by Borrower.

           (am) "Inventory Report" shall mean a report delivered to Lender by Borrower, as required by Section 7.3, consisting of a detailed listing of all Inventory as of the date of such Inventory Report describing the kind, type, quality, quantity, location and the lower of cost (computed on the basis of a first-in, first-out cost flow assumption) or market value of such Inventory. The form of an Inventory Report is attached hereto as Exhibit I-2.

           (an) "Investment Property" shall mean all of Borrower's investment property, whether now owned or hereinafter acquired by Borrower, including, without limitation, all securities (certificated or uncertificated), securities accounts, securities entitlements, commodity accounts and contracts.

           (ao) "LC Guaranty" shall mean any guaranty or application for letter of credit executed by Lender at Borrower's request in favor of B of A in respect to any Letter of Credit issued by B of A for the account of Borrower.

           (ap) "Letter of Credit" shall mean a letter of credit at any time issued by B of A for the account of Borrower.

           (aq) "Letter of Credit Accommodations" shall mean as of any date one hundred percent (100%) of the face amount of all LC Guaranties and Letters of Credit issued by Lender for the benefit of Borrower and outstanding at such time.

           (ar) "Liabilities" shall mean all of Borrower's liabilities, obligations and indebtedness to Lender of any and every kind and nature, whether primary, secondary, direct, absolute, contingent, fixed, or otherwise (including, without limitation, interest, charges, expenses, attorneys' fees and other sums chargeable to Borrower by Lender, future advances made to or for the benefit of Borrower and obligations of performance), whether arising under this Agreement, under any of the Ancillary Agreements or acquired by Lender from any other source, whether heretofore, now or hereafter owing, arising, due, or payable from Borrower to Lender, however evidenced, created, incurred, acquired or owing and however arising, whether under written or oral agreement, operation of law, or otherwise.

           (as)  "Loan Account" shall have the meaning ascribed to it in
Section 4.1.

           (at) "Maximum Revolving Loan Amount" shall mean Ten Million Dollars ($10,000,000).

           (au) "Net Income" shall mean the net income (or loss) after income and franchise taxes of Borrower and shall have the meaning given such term by GAAP provided, that there shall be specifically excluded therefrom tax-adjusted (i) gains or losses from the sale of capital assets, (ii) gains or losses arising from extraordinary items, as defined by GAAP, (iii) gains or losses arising from non-operating income from Borrower's fifty-percent (50%) owned investment in Fieldstone Meats of Alabama, and (iv) one-time charges relating to Borrower's repayment of its loans to Fleet Capital Corporation.

           (av) "OSHA" shall mean the Occupational Safety and Health Act and all rules and regulations from time to time promulgated thereunder.

           (aw) "Participant" shall mean any Person, now or at any time or times hereafter, participating with Lender in the loans made by Lender to Borrower pursuant to this Agreement and the Ancillary Agreements.

           (ax) "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party, or government (whether national, federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

           (ay) "Prime Rate" shall mean the "Prime Rate" of interest quoted from time to time, by The Wall Street Journal as the base rate on corporate loans posted by at least seventy-five percent (75%) of the nations thirty (30) largest banks provided, however, that in the event that The Wall Street Journal ceases quoting a "Prime Rate", "Prime Rate" shall mean the per annum rate of interest quoted as the "Bank Prime Loan" rate for the most recent weekday for which such rate is quoted in Statistical Release H.15 (519) published from time to time by the Board of Governors of the Federal Reserve System, provided further that in the event that both of the aforesaid indices cease to be published or to quote rates of the aforesaid types, the "Prime Rate" shall be determined from a comparable index chosen by Lender in good faith. The "Prime Rate" shall change effective on the date of the publication of any change in the applicable index by which such "Prime Rate" is determined.

           (az)  "Reportable Event" shall have the meaning ascribed to it in
Section 9.1(0).

           (ba)  "Revolving Loan(s)" shall have the meaning ascribed to it in
Section 2.1.

           (bb) "Security Documents" shall mean this Agreement and all other agreements, instruments, documents, financing statements, warehouse receipts, bills of lading, notices of assignment, schedules, assignments, mortgages and other written matter necessary or requested by Lender to create, perfect and maintain perfected Lender's security interest in the Collateral.

           (bc)  "Special Collateral" shall have the meaning ascribed to it in
Section 5.3.

           (bd) "Subordinated Debt" shall mean all Indebtedness of Borrower that is subordinated to the Liabilities, pursuant to a subordination agreement acceptable to Lender, in its sole discretion.

           (be) "Stock" shall mean all shares, options, interests, participations or other equivalents (however designated) of or in a corporation, whether voting or non-voting, including, without limitation, common stock, warrants, preferred stock, convertible debentures and all agreements, instruments and documents convertible, in whole or in part, into any one or more or all of the foregoing.

           (bf) "Term" shall mean the period between the date hereof through and including the Commitment Termination Date.


      1.2 Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined shall have the meanings customarily given them in accordance with GAAP.


      1.3 Other Terms. All other terms contained in this Agreement which are not otherwise defined in this Agreement shall, unless the context indicates otherwise, have the meanings provided for by the Uniform Commercial Code of the State of Illinois to the extent the same are used or defined therein.

      1.4 Certain Matters of Construction. Any pronoun used shall be deemed to cover all genders. The section titles, table of contents and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any instruments or agreements, including, without limitation, references to this Agreement, shall include any and all modifications thereto and any and all extensions or renewals thereof. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural.

2.    LOANS:  GENERAL TERMS.

      2.1 Total Facility. Lender may make available for Borrower's use from time to time during the Term of this Agreement certain loans and other financial accommodations (the "Total Facility"), as requested by Borrower in accordance with the terms hereof, in amounts determined by Lender in its sole and absolute discretion, up to a maximum principal amount at any time outstanding equal to the Current Asset Base. Lender's discretion to honor Borrower's request for a Revolving Loan or the issuance of a Letter of Credit or LC Guaranty, and the amount of such Revolving Loan or Letter of Credit or LC Guaranty may be exercised without regard to the accuracy of any representation made or deemed to be made under, or the compliance by Borrower with the terms of, this Agreement, the Security Documents or any of the Ancillary Agreements or the existence or non-existence of any Default or Event of Default. The Total Facility shall consist of:

           (a) a revolving line of credit consisting of advances against Eligible Accounts and Eligible Inventory (the "Revolving Loan"). The aggregate amount of Revolving Loans outstanding at any one time shall not exceed the Current Asset Base; and

           (b)   the letter of credit facility described in Section 2.7 hereof.

                 Lender may establish reserves in such amounts, and with respect to such matters, as Lender shall, in its sole discretion, deem necessary or appropriate, against the amount of Revolving Loans which Borrower may otherwise request under this Section 2.1, including, without limitation, with respect to (i) price adjustments, damages, unearned discounts, returned products or other matters for which credit memoranda are issued in the ordinary course of Borrower's business; (ii) shrinkage, spoilage and obsolescence of Inventory; (iii) slow moving Inventory; (iv) other sums chargeable against Borrower's Loan Account as Revolving Loans under any section of this Agreement; and (v) such other matters, events, conditions or contingencies as to which Lender, in its reasonable discretion, determines from time to time should be established.

      2.2 Advances to Constitute One Loan; Loan Purpose. All loans and advances by Lender to Borrower under this Agreement and the Ancillary Agreements (whether made as a Revolving Loan or otherwise), shall constitute one loan and all indebtedness and obligations of

Borrower to Lender under this Agreement and the Ancillary Agreements shall constitute one general obligation secured by the Collateral.

      2.3 Interest Rate. Unless otherwise provided in a writing evidencing such Liabilities, Borrower shall pay Lender interest on the outstanding principal balance of the Liabilities (excluding outstanding Letter of Credit Accommodations) at the rate per annum of two percent (2%) above the Prime Rate. Interest shall be computed on the basis of a year of 360 days and actual days elapsed and shall be payable as provided in Section 4.2. In no contingency or event whatsoever shall the rate of interest paid by Borrower under this Agreement or any of the Ancillary Agreements exceed the maximum amount permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that Lender has received interest hereunder or under any Ancillary Agreement in excess of the maximum amount permitted by such law, (i) Lender shall apply such excess to any unpaid principal owed by Borrower to Lender or, if the amount of such excess exceeds the unpaid balance of such principal, Lender shall promptly refund such excess interest to Borrower and (ii) the provisions hereof shall be deemed amended to provide for such permissible rate. All sums paid, or agreed to be paid, by Borrower which are, or hereafter may be construed to be, compensation for the use, forbearance or detention of money shall, to the extent permitted by applicable law, be amortized, prorated, spread and allocated throughout the full term of all such indebtedness until the indebtedness is paid in full.

      2.4 Term of Agreement; Liquidated Damages. 1. Subject to Lender's discretionary rights as provided in Section 2.1, this Agreement shall be in effect until the Commitment Termination Date. Further, either party shall have the right to terminate this Agreement by giving the other party at least ninety (90) days' prior notice of such termination. This Agreement may also be terminated by Lender upon demand or upon the occurrence of a Default as provided in Section 11. Upon the effective date of termination, all of the Liabilities shall become immediately due and payable without presentment, notice or demand. Notwithstanding any termination, until all of the Liabilities shall have been fully paid and satisfied, Lender shall be entitled to retain its security interest in the Collateral, Borrower shall continue to remit collections of Accounts and proceeds of Collateral as provided in this Agreement, and Lender shall retain all of its rights and remedies under this Agreement.

           (b) If, prior to October 4, 1998, this Agreement is terminated by Borrower or is terminated by Lender as a result of the commission by Borrower of an Event of Default, Borrower shall pay to Lender (in addition to the then outstanding principal, accrued interest and other charges owing under the terms of this Agreement and any of the other Ancillary Agreements), as liquidated damages for the loss of the bargain and for compensation for the costs of Lender being prepared to make funds available to Borrower and not as a penalty, an amount equal to: two percent (2%) of the Maximum Revolving Credit Amount if termination occurs during the first Contract Year and one percent (1%) of the Maximum Revolving Credit Amount if termination occurs during the second Contract Year. No termination charge shall be payable by Borrower if Lender makes demand (upon the occurrence of an Event of Default or otherwise) pursuant to the terms of this Agreement or if terminated by Borrower if Lender reduces the percentages of Eligible Inventory and Eligible Accounts as provided in the definition of Current Asset Base.

      2.5 Credit Availability Charge. During each month prior to Commitment Termination Date (or portion of the month in which the Closing occurs and of the month in which the Commitment Termination Date occurs), Borrower shall pay to Lender, in addition to any interest, late charges or liquidated damages due under this Agreement, an amount ("Credit Availability Charge") equal to the excess (if any) of Thirty-Five Thousand Dollars ($35,000) over the sum of all interest paid by Borrower in respect to the Liabilities during such month plus all Letter of Credit and LC Guaranty fees payable within such month pursuant to Section 2.8 hereof. The amount of any Credit Availability Charge shall be payable to Lender monthly, in arrears, on the first day of each month (for the immediately preceding month), with the final payment date on the last day of the Term hereof. The aforesaid Credit Availability Charge is in addition to any other applicable fees and charges and shall be payable for the entire period covered by this Agreement, unless this Agreement is terminated by Borrower pursuant to Section 2.4 above and Borrower has paid the applicable prepayment fee.

      2.6 Closing Fee. At Closing, Borrower shall pay to Lender a closing fee equal to Fifty Thousand Dollars ($50,000), which shall be deemed fully earned and nonrefundable at the closing of the transactions contemplated hereby and shall be paid concurrently with the initial Revolving Credit Loan hereunder. Such fee shall compensate Lender for the costs associated with the origination, structuring, processing, approving and closing of the transactions contemplated by this Agreement, including, but not limited to, administrative, out-of-pocket, general overhead and lost opportunity costs, but not including any expenses for which Borrower has agreed to reimburse Lender pursuant to any other provisions of this Agreement or any of the other Loan Documents, such as, by way of example, legal fees and expenses.

      2.7 Letters of Credit; LC Guaranties. If requested to do so by Borrower, Lender may, subject to the terms hereof, and in its sole and absolute discretion, issue its, or cause to be issued by B of A, Letters of Credit for the account of Borrower or may, subject to the terms hereof and in its sole absolute discretion, execute LC Guaranties by which Lender shall guaranty the payment or performance by Borrower of its reimbursement obligation with respect to Letters of Credit issued for Borrower's account by B of A, provided that the aggregate face amount of all Letters of Credit and LC Guaranties outstanding at any time shall not exceed Two Million Dollars ($2,000,000) and no Letter of Credit shall have a maturity of more than one year or shall have an expiration date that is after October 4, 1998 or such later date as may be agreed to by Lender. In addition to Lender's discretionary rights as provided, Lender shall have no obligation to issue or cause to be issued a Letter of Credit or LC Guaranty at any time during which a Default or an Event of Default has occurred and is continuing.

      2.8 Letter of Credit and LC Guaranty Fees. As consideration for Lender issuing its, or causing to be issued B of A's Letters of Credit for Borrower's account or for issuing its LC Guaranties at Borrower's request pursuant to Section 2.7 hereof, Borrower agrees to pay Lender as compensation to Lender for issuing or causing to be issued Letters of Credit or such LC

Guaranties: (i) fees equal to one percent (1%) per annum of the aggregate face amount of Letters of Credit and LC Guaranties outstanding from time to time during the term of this Agreement, which fees shall be deemed fully earned upon issuance of each Letter of Credit or LC Guaranty, shall be due and payable on the first Business Day of each month and shall not be subject to rebate or proration upon the termination of this Agreement for any reason; and (ii) all non-percentage fees and charges paid to the issuer or like party by Lender on account of such Letter of Credit or LC Guaranties.

      2.9 Default Rate. Upon and after the occurrence of an Event of Default, and during the continuation thereof, the interest rate provided for in Section 2.4 and the fees payable in respect to outstanding Letter of Credit and LC Guaranties shall each be increased by two percentage points (2%).

3.    ELIGIBLE ACCOUNTS; ELIGIBLE INVENTORY.

      3.1 Eligible Accounts. Upon the delivery by Borrower to Lender of an Accounts Report, Lender shall determine, in its sole and absolute discretion, which individual Accounts listed thereon are Eligible Accounts. In making this determination, Lender will consider the following requirements:

           (a) If the individual Account arises from the sale of goods, such goods have been shipped or delivered on open account and on an absolute sale basis and not on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return agreement and no material part of such goods has been returned (other than returns described in Section 7.4), repossessed, rejected, lost or damaged;

           (b) The individual Account is not evidenced by chattel paper or an instrument of any kind;

           (c) The Account Debtor obligated on such individual Account is not insolvent or the subject of any bankruptcy or insolvency proceeding of any kind and Lender is satisfied with the creditworthiness of such Account
Debtor;

           (d) If the individual Account is owing from an Account Debtor located outside the United States or Canada, such Account Debtor has furnished Borrower with an irrevocable letter of credit which has been issued or confirmed by a financial institution acceptable to Lender, is in form and substance acceptable to Lender, has been pledged to Lender, and is payable in United States dollars in an amount not less than the face value of the individual Account;

           (e) The individual Account is a valid, legally enforceable obligation of the relevant Account Debtor and such Account Debtor has not asserted any offset, counterclaim or defense denying liability thereunder; provided, however, that if such offset, counterclaim or defense has been asserted, such Account shall be ineligible only to the extent of such asserted offset, counterclaim or defense;

           (f) The individual Account is subject to and covered by Lender's perfected security interest and is not subject to any other lien, claim, encumbrance or security interest;

           (g) The individual Account is evidenced by an invoice or other documentation in form acceptable to Lender;

           (h) The individual Account (x) has not remained unpaid as of thirty-five (35) days from the date of original invoice, if no due date is specified or if a due date is specified, has not remained unpaid as of twenty-eight (28) days after the due date but in no event more than fifty-eight (58) days following the original date of the invoice and (y) is not owing from an Account Debtor with respect to which more than twenty-five percent (25%) of the balance of all individual Accounts owing from such Account Debtor has remained unpaid for the applicable period specified in clause (x) above;

           (i) If the Account Debtor is located in the State of New Jersey, Borrower has filed a Notice of Business Activities Report (or equivalent report) with the appropriate officials in such states for the then current year;

           (j) The individual Account is not owing from an employee, officer, agent, director, stockholder of Borrower or any Affiliate or from the United States of America or any department, agency or instrumentality thereof;

           (k)   Each of the warranties and representations set forth in
Section 9.2 has been reaffirmed with respect to such individual Account at the time that the most recent Accounts Report was delivered to Lender;

           (l) The individual Account is one against which Lender is legally permitted to make loans and advances;

           (m) If the Account Debtor is the United States of America or any department, agency or instrumentality thereof, Borrower must have assigned its right to payment of such Account to Lender, in a manner satisfactory to Lender, so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C.
Section 203 et seq., as amended);

           (n) The Account does not arise out of a sale or order that has not yet been shipped and invoiced; and

           (o) The Account does not arise out of COD/cash sale, counter sale or backhaul; provided, however, that in the event an Account arises out of a COD/cash sale or counter sale that is less than seven (7) days past due then such Account shall be deemed an Eligible Account; provided further that the aggregate amount of such Accounts shall not at any time exceed $200,000.

      3.2 Eligible Inventory. Upon the delivery by Borrower to Lender of an Inventory Report, Lender shall determine, in its sole and absolute discretion, which items of Inventory listed thereon is Eligible Inventory.
In making this determination, Lender will consider the following requirements:

           (a) The item of Inventory is in good condition, meets all standards imposed by any governmental agency, or department or division thereof, having regulatory authority over such goods, their use or sale, is not obsolete, is in good condition and is either currently useable or currently saleable in the ordinary course of Borrower's business and is not otherwise unacceptable to Lender due to age, type, category or quantity;

           (b) The item of Inventory is located at one of the locations of Borrower listed on Exhibit D attached hereto or as otherwise hereinafter agreed to by Lender, is subject to and covered by Lender's perfected security interest and is not subject to any other lien, claim, encumbrance or security interest;

           (c) The item of Inventory has not been consigned, sold or leased to any Person;

           (d)   Each of the warranties and representations set forth in
Section 9.3 has been reaffirmed with respect such item of Inventory at the date that the most recent Inventory Report was delivered to Lender;

           (e) The item of Inventory was not purchased by Borrower in or as part of a "bulk" transfer or sale of assets unless Borrower, and the seller of such item, have complied with all applicable bulk sales or bulk transfer laws;

           (f) The item of Inventory does not consist of work-in-process or packaging or supplies;

           (g) The item of Inventory is not slow moving Inventory, is not out of date Inventory and is not consigned Inventory;

           (h) The item of Inventory is in the possession of Borrower but is not owned by Borrower;

           (i) The item of Inventory does not consist of dock fees (or "inside margin" as such term is used or referred to by Borrower); and

           (j) The item of Inventory is not stored at a leased or warehouse location, unless in respect to such leased or warehouse location, Lender has received a landlord waiver or bailee letter in form and substance acceptable to Lender.

4.    PAYMENTS.

      4.1 Loan Account; Method of Making Payments. Lender shall maintain a loan account (the "Loan Account") on its books in which shall be recorded (i) all loans and advances made by Lender to Borrower pursuant to this Agreement,
(ii) all payments made by Borrower on all such loans and advances and (iii) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest. All entries in the Loan Account shall be made in accordance with Lender's customary accounting practices as in effect from time to time. Unless otherwise agreed to in writing from time to time hereafter, all payments which Borrower is required to make to Lender under this Agreement or under any of the Ancillary Agreements shall be made by appropriate debits to the Loan Account. Lender may, in its sole and absolute discretion, elect to bill Borrower for such amounts in which case the amount shall be immediately due and payable with interest thereon at the rate set forth in Section 2.3.

      4.2  Payment Terms.  2. The Liabilities will be repayable as follows:
(i) interest shall be payable on the first day of each month (for the immediately preceding month) out of the first collections received with respect to any proceeds of Collateral, (ii) fees, costs, expenses and similar charges shall be payable as and when provided for in this Agreement or the Ancillary Agreements and (iii) the principal balance of the Liabilities shall be payable from collections received with respect to any proceeds of Collateral as such proceeds are received; provided; however, that if at any time the outstanding principal balance of the Revolving Loans to Borrower exceeds the Current Asset Base, Borrower shall immediately pay to Lender such amount as is necessary to eliminate such excess. Nothing contained in this
Section 4.2 shall authorize Borrower to sell, lease or otherwise dispose of any Collateral other than as expressly set forth in Sections 6.4, 7.1 and 8.3.

           (b) Borrower shall prepay the Revolving Loans, in an amount equal to one hundred percent (100%) of the net cash proceeds (after deducting all expenses, including commissions, taxes payable and amounts payable to holders of prior liens, if any, and an appropriate reserve for income taxes in connection therewith) from the sale of assets outside of the ordinary course of business.

      4.3 Collection of Accounts and Payments. Borrower shall establish a special account in Borrower's name with a bank acceptable to Lender in its reasonable discretion ("Depository Bank") to which Borrower shall direct all of its Account Debtors to remit all payments. In addition, if Borrower receives any remittances or proceeds of the Collateral, Borrower will immediately deposit all remittances and proceeds of the Collateral in the identical form in which such payment was made, whether by cash or check. Depository Bank shall acknowledge and agree, in a manner satisfactory to Lender, that all payments made to such special account are the sole and exclusive property of Lender, that Depository Bank has no right of setoff against the funds in such special account and that Depository Bank will wire, or otherwise transfer immediately available funds in a manner satisfactory to Lender, funds deposited in such special account to Lender on a daily basis as soon as such funds are collected. Borrower hereby agrees that all payments made to such special account or otherwise received by Lender, whether on the Accounts or as proceeds of other Collateral or otherwise, will be the sole and exclusive property of Lender and will be applied on account of the Liabilities. After such funds are received by Lender, Lender will immediately credit (conditional upon final collection) all payments received through the special account to the Loan Account. Borrower and any Affiliates, shareholders, directors, officers, employees, agents of Borrower and all Persons acting for or in concert with Borrower shall, acting as trustee for Lender, receive, as the sole and exclusive property of Lender, any monies, checks, notes, drafts or any other payments relating to or proceeds of Accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall remit the same or cause the same to be remitted, in kind, to Lender, at Lender's address set forth in Section 13.10. Borrower agrees to pay to Lender any and all fees, costs and expenses (if any) which Lender incurs in connection with opening and maintaining the special account and depositing for collection by Lender any check or item of payment received or delivered to Depository Bank or Lender on account of the Liabilities and Borrower further agrees to reimburse Lender for any claims asserted by Depository Bank in connection with the special account or any returned or uncollected checks received by Depository Bank for deposit in the special account.

      4.4 Application of Payments and Collections. Borrower irrevocably waives the right to direct the application of payments and collections received by Lender from or on behalf of Borrower, and Borrower agrees that Lender shall have the continuing exclusive right to apply and reapply any and all such payments and collections against the Liabilities in such manner as Lender may deem appropriate, notwithstanding any entry by Lender upon any of its books and records. To the extent that Borrower makes a payment or payments to Lender or Lender receives any payment or proceeds of the Collateral for Borrower's benefit, which payment(s) or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Liabilities or part thereof intended to be satisfied shall be revived and shall continue in full force and effect, as if such payments or proceeds had not been received by Lender.

      4.5 Statements. All advances to Borrower and all other debits and credits provided for in this Agreement, shall be evidenced by entries made by Lender in its internal data control systems showing the date, amount and reason for each such debit or credit. Until such time as Lender shall have rendered to Borrower written statements of account as provided herein, the balance in the Loan Account, as set forth on Lender's most recent statement, shall be rebuttably presumptive evidence of the amounts due and owing to Lender by Borrower. Not less than ten (10) days after the final day of each calendar month, Lender shall render to Borrower a statement setting forth the balance of the Loan Account, including principal, interest, expenses and fees. Each such statement shall be subject to subsequent adjustment by Lender and Lender's right to reapply payments in accordance with Section 4.4, but shall, absent manifest errors or omissions, be presumed correct and binding upon Borrower and shall constitute an account stated unless, within thirty (30) days after receipt of any statement from Lender, Borrower shall deliver to

Lender written objection thereto specifying the error or errors, if any, contained in such statement. In the absence of any such properly delivered written objection, Lender's statement of Borrower's Loan Account shall be conclusive and binding on all Borrower.

5.    COLLATERAL:  GENERAL TERMS.

      5.1 Security Interest. To secure the prompt payment to Lender of the Liabilities, Borrower hereby grants to Lender a continuing security interest in and to all of the following property and interest in property of Borrower, whether now owned or existing or hereafter acquired or arising and wherever located: (i) all Accounts, Inventory, contract rights, General Intangibles, Investment Property, tax refunds, chattel paper, instruments, letters of credit, documents and documents of title; (ii) all of Borrower's deposit accounts (general or special) with any credits and other claims against Depository Bank or Lender, or any other financial institutions with which Borrower maintains deposits; (iii) all of Borrower's now owned or hereafter acquired monies, and any and all other property of Borrower now or hereafter coming into the actual possession, custody or control of Lender or any agent or affiliate of Lender in any way or for any purpose (whether for safekeeping, deposit, custody, pledge, transmission, collection or otherwise); (iv) all insurance proceeds of or relating to any of the foregoing; (v) all of Borrower's books and records relating to any of the foregoing; and (vi) all accessions and additions to, substitutions for, and replacements, products and proceeds of any of the foregoing.

      5.2 Disclosure of Security Interest. Borrower shall make appropriate entries upon its financial statements and books and records disclosing Lender's security interest in the Collateral.

      5.3 Special Collateral. Immediately upon Borrower's receipt of any Collateral which is evidenced or secured by an agreement, chattel paper, letter of credit, instrument or document, including, without limitation, promissory notes, documents of title and warehouse receipts, (the "Special Collateral"), Borrower shall deliver the original thereof to Lender or to such agent of Lender as Lender shall designate, together with appropriate endorsements, the documents required to draw thereunder (as may be relevant to letters of credit) or other specific evidence (in form and substance acceptable to Lender) of assignment thereof to Lender.

      5.4 Further Assurances. At Lender's request, Borrower shall, from time to time, (i) execute and deliver to Lender all Security Documents that Lender may reasonably request, in form and substance acceptable to Lender, and pay the costs of any recording or filing of the same and (ii) take such other actions as Lender may request in order to fully effect the purposes of this Agreement and to protect Lender's interest in the Collateral. Upon the occurrence of any Default, Borrower hereby irrevocably makes, constitutes and appoints Lender (and all Persons designated by Lender for that purpose) as Borrower's true and lawful attorney and agent-in-fact to sign the name of Borrower on any of the Security Documents and to deliver any of the Security Documents to such Persons as Lender, in its sole discretion, may elect. Borrower agrees that a carbon, photographic, photostatic, or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement.

      5.5 Inspection. Lender (by any of its officers, employees or agents) shall have the right, at any time or times during Borrower's usual business hours, with prior notice (except upon an Event of Default), to inspect the Collateral, all records related thereto (and to make extracts from such records) and the premises upon which any of the Collateral is located, to discuss Borrower's affairs and finances with any Person to verify the amount, quality, value and condition of, or any other matter relating to, the Collateral.

      5.6 Perfection and Priority; Location of Collateral. Borrower's chief executive office, principal place of business and all other offices and locations of the Collateral and books and records related thereto (including, without limitation, computer programs, printouts and other computer materials and records concerning the Collateral) are set forth on Exhibit D attached hereto. Borrower shall not remove its books and records or the Collateral from any such locations (except for removal of items of Inventory upon its sale in accordance with the terms of this Agreement) and shall not open any new offices or relocate any of its books and records or the Collateral except within the continental United States of America with at least thirty (30) days' prior notice thereof to Lender.

      5.7 Lender's Payment of Claims Asserted Against Borrower. Lender may, but shall not be obligated to, at any time or times hereafter, in its sole discretion, and without waiving any Default or waiving or releasing any obligation, liability or duty of Borrower under this Agreement or the Ancillary Agreements, pay, acquire or accept an assignment of any security interest, lien, claim or other encumbrance asserted by any Person against the Collateral. All sums paid by Lender under this Section 5.7, including all costs, fees (including without limitation reasonable attorney's and paralegals' fees and court costs), expenses and other charges relating thereto, shall be payable by Borrower to Lender on demand and shall be additional Liabilities secured by the Collateral.

6.    COLLATERAL:  ACCOUNTS.

      6.1 Verification of Accounts. Any of Lender's officers, employees or agents shall have the right, at any time or times hereafter, in Lender's or Borrower's name or in the name of a firm of independent certified public accountants acceptable to Lender, to verify the validity, amount or any other matters relating to any Accounts by mail, telephone, telegraph or telecopier or otherwise. The foregoing notwithstanding, unless a Default has occurred and is continuing, verifications of Account balances shall be made by written communication to the Account Debtor and the verification of matters other than validity or amounts of Accounts shall only be made after notice to Borrower.

      6.2 Assignments, Records and Accounts Report. Borrower shall keep accurate and complete records of its Accounts and, as often as possible but at least three (3) times weekly, Borrower shall deliver to Lender Borrower's Daily Collateral Report and Advance Request reports. Borrower, semi-monthly on the 15th and last day of each month, shall deliver to Lender a current updated Accounts Report and accounts payable aging with full details as requested by Lender. Borrower shall also deliver to Lender, upon demand, copies of original invoices and/or the original copy of all documents, including, without limitation, repayment histories, present status reports and shipment reports, relating to the Accounts included in any Accounts Report and such other matters and information relating to the status of then existing Accounts as Lender shall reasonably request.

      6.3 Notice Regarding Disputed Accounts. Borrower shall give Lender prompt notice of any of its Accounts in excess of $5,000 which are in dispute between any Account Debtor and Borrower. Each Accounts Report shall identify all disputed Accounts and disclose with respect thereto, in reasonable detail, the reason for the dispute, all claims related thereto and the amount in controversy.

      6.4 Sale or Encumbrance of Accounts. Borrower shall not, without the prior written consent of Lender, sell, transfer, grant a security interest in or otherwise dispose of or encumber any of its Accounts to any Person other than Lender.

7.    COLLATERAL:  INVENTORY.

      7.1 Sale of Inventory. Unless a Default occurs and Lender directs Borrower or anyone of them to do otherwise pursuant to Section 11.3, Borrower may sell Inventory in the ordinary course of their businesses (which does not include a transfer in partial or total satisfaction of Indebtedness, sales in bulk, sales on consignment or sales on an approval or sales on a guaranteed return basis). All proceeds of such sales shall be part of the Collateral and remitted to the special account referred to in Section 4.3. Borrower shall not rent, lease or otherwise transfer or dispose of any of the Inventory without Lender's prior written consent, except as set forth in this
Section 7.1.

      7.2 Safekeeping of Inventory; Inventory Covenants. Borrower shall maintain all Inventory in good and saleable condition at all times. Lender shall not be responsible for (i) the safekeeping of the Inventory; (ii) any loss or damage thereto or destruction thereof occurring or arising in any manner or fashion from any cause; (iii) any diminution in the value of Inventory or (iv) any act or default of any carrier, warehouseman, bailee or forwarding agency or any other Person in any way dealing with or handling the Inventory. All risk of loss, damage, distribution or diminution in value of the Inventory shall be borne by Borrower.

      7.3 Records and Schedules of Inventory. Borrower shall keep correct and accurate daily records, consistent with Borrower's usual and customary business practice, itemizing and describing the kind, type, quality and quantity of Inventory, Borrower's cost therefor, and the daily withdrawals therefrom and additions thereto and Inventory then on consignment (if any, provided that Lender's prior written consent to such consignment must be obtained). Borrower shall furnish to Lender, as often as possible but at least three (3) times weekly, a current updated Inventory Report, based on the FIFO cost assumption in conjunction with completion and delivery of Borrower's Daily Collateral Report and Advance Request reports (as required in Section 6.2 hereof). A physical count of the Inventory shall be conducted no less often than quarterly and a report based on such count of the Inventory shall promptly thereafter be provided to Lender together with such supporting information including, without limitation invoices relating to Borrower's purchase of goods listed in said report, as Lender shall, in its sole discretion, request.

      7.4 Returned and Repossessed Inventory. If at any time prior to the occurrence of a Default, any Account Debtor returns any of the Inventory to Borrower, Borrower shall promptly determine the reason for such return and, if Borrower accepts such return, issue a credit memorandum (with copies to be sent to Lender daily) in the appropriate amount to such Account Debtor. Borrower shall, in all cases, immediately notify Lender of the return of any Inventory on any day with an aggregate value of $50,000 or more, specifying the reason for such return and the location and condition of the returned Inventory.

      7.5 Evidence of Ownership of Inventory. Borrower shall, upon Lender's request, deliver to Lender all evidence of ownership of the Inventory.

8.  [Intentionally Omitted].

9.    WARRANTIES AND REPRESENTATIONS.

      9.1 General Warranties and Representations. Borrower warrants and represents, that:

           (a) Borrower is a corporation duly organized and validly existing and in good standing under the laws of the state of its incorporation, and is qualified or licensed as a foreign corporation to do business in all other countries, states and provinces in which the laws thereof require Borrower to be so qualified or licensed;

           (b) Borrower has not used, during the five (5) year period preceding the date of this Agreement, and does not intend to use, any other corporate or fictitious name, except as disclosed in Exhibit E attached hereto;

           (c) Borrower has the right and power and is duly authorized and empowered to enter into, execute, deliver and perform this Agreement and the Ancillary Agreements;

           (d) The execution, delivery and performance by Borrower of this Agreement and the Ancillary Agreements shall not, by such execution or performance, the lapse of time, the giving of notice or otherwise, constitute a violation of any applicable law, rule, regulation, judgment, order or decree or a breach of any provision contained in Borrower's charter documents or by-laws or contained in any agreement, instrument, indenture or other document to which Borrower is now a party or by which Borrower is bound;

           (e) Borrower's use of the proceeds of any advances made by Lender are, and will continue to be, legal and proper corporate uses (duly authorized by its board of directors, in accordance with applicable law, rule or regulation) and such uses are consistent with all applicable laws, rules and regulations, as in effect as of the date hereof;

           (f) Borrower has, and is current and in good standing with respect to, all governmental approvals, permits, certificates, inspections, consents and franchises necessary to conduct and to continue to conduct its present business as heretofore conducted by it and to own or lease and operate its properties as now owned or leased and operated by it;

           (g) None of said approvals, permits, certificates, consents or franchises contain any term, provision, condition or limitation more burdensome than such as are generally applicable to Persons engaged in the same or similar business as Borrower;

           (h) Borrower now has capital sufficient to carry on its business and transactions and all businesses and transactions in which it is about to engage and is now solvent and able to pay its debts as they mature and Borrower now owns property the fair saleable value of which is greater than the amount required to pay Borrower's debts;

           (i) Except as disclosed on Exhibit F attached hereto and in the Financials, Borrower has no litigation pending, or to the best of its knowledge, threatened, and no Indebtedness (except for trade payables arising in the ordinary course of its business since the dates reflected in the Financials) and has not guaranteed the obligations of any other Person;

           (j) Borrower is not a party to any contract or agreement or subject to any charge, restriction, judgment, decree or order materially and adversely affecting its business, property, assets, operations or condition, financial or other, and is not a party to any labor dispute; there are no lockouts, strikes or walkouts relating to any labor contracts and no such contract is scheduled to expire during the Initial Term, except as disclosed on Exhibit F attached hereto;

           (k) Borrower has good, indefeasible and merchantable title to and ownership of the Collateral, free and clear of all liens, claims, security interests and other encumbrances, except those of Lender and those, if any, described on Exhibit G attached hereto;

           (l) Borrower is not in violation of any applicable statute, rule, regulation or ordinance including, without limitation, OSHA and all Environmental Laws, of any governmental entity, including, without limitation, the United States of America, any state, city, town, municipality, county or of any other jurisdiction, or of any agency thereof, in any respect materially and adversely affecting the Collateral or Borrower's business, property, assets, operations or condition, financial or other;

           (m) Borrower is not in default under any indenture, loan agreement, mortgage, lease, trust deed, deed of trust or other similar agreement relating to the borrowing of monies to which it is a party or by which it is bound;

           (n) The Financials fairly present the assets, liabilities and financial condition and results of operations of Borrower and such other Persons described therein as of the dates thereof; there are no omissions or other facts or circumstances which are or may be material and there has been no material and adverse change in the assets, liabilities or financial or other condition of Borrower since the date of the Financials; there exist no equity or long term investments in or outstanding advances to any Person not reflected in the Financials; there are no actions or proceedings which are pending or, to the best of Borrower's knowledge, threatened, against Borrower or any other Person which might result in any material adverse change in Borrower's financial condition or materially and adversely affect Borrower's operations, its assets or the Collateral; except for Borrower's investment in Fieldstone Meats of Alabama, Borrower does not have subsidiaries or divisions that Borrower reports for separately;

           (o) Borrower has not received any notice to the effect that it is not in full compliance with any of the requirements of ERISA and the regulations promulgated thereunder and, to the best of its knowledge there exists no event described in Section 4043 of ERISA, excluding subsections 4043(b)(2) and 4043(b)(3) thereof (a "Reportable Event");

           (p) Borrower has filed all federal, state and local tax returns and other reports, or has been included in returns or reports filed by an Affiliate, which Borrower is required by law, rule or regulation to file and all Charges that are due and payable have been paid unless same are being contested by Borrower in good faith and by appropriate proceedings and adequate reserves have been maintained; and

           (q) Borrower's execution and delivery of this Agreement or any of the Ancillary Agreements does not directly or indirectly violate or result in a violation of any applicable laws, rules or regulations, including without limitation, the Securities Exchange Act of 1934, as amended, and Regulations U, G, T and X of the Board of Governors of the Federal Reserve System (12 CFR 221, 207, 220 and 224, respectively), and Borrower shall not use the proceeds of the Revolving Loans to carry any "margin security," as defined in such Regulations.

      9.2 Account Warranties and Representations. Borrower warrants and represents that Lender may rely, in determining which Accounts listed on any Accounts Report of Borrower are Eligible Accounts of Borrower, without independent investigation, on all statements, warranties and representations made by Borrower on or with respect to any such Accounts Report and, unless otherwise indicated in writing by Borrower, that:

           (a) Such Accounts are genuine, are in all respects what they purport to be, are not reduced to a judgment and, if evidenced by any instrument, item of chattel paper, agreement, contract or documents, are evidenced by only one executed original instrument, item of chattel paper, agreement, contract, or document, which original has been endorsed and delivered to Lender;

           (b) Such Accounts represent undisputed, bona fide transactions completed in accordance with the terms and provisions contained in any documents related thereto;

           (c) Except for credits issued to any Account Debtor in the ordinary course of Borrower's business for Inventory returned pursuant to
Section 7.4, the amounts shown on the

Accounts Report, and all invoices and statements delivered to Lender with respect to any Account, are actually and absolutely owing to Borrower and are not contingent for any reason;

           (d) To the best of Borrower's knowledge, except as may be disclosed on such Accounts Report, there are no setoffs, counterclaims or disputes existing or asserted with respect to any Accounts included on an Accounts Report, and Borrower has not made any agreement with any Account Debtor for any deduction from such Account, except for discounts or allowances allowed by Borrower in the ordinary course of its business for prompt payment, which discounts and allowances have been disclosed to Lender and are reflected in the calculation of the invoice related to such Account;

           (e) To the best of Borrower's knowledge, there are no facts, events or occurrences which in any way impair the validity or enforcement of any of the Accounts or tend to reduce the amount payable thereunder from the amount of the invoice shown on any Accounts Report, and on all contracts, invoices and statements delivered to Lender with respect thereto;

           (f) To the best of Borrower's knowledge, all Account Debtors are solvent and had the capacity to contract at the time any contract or other document giving rise to or evidencing the Accounts was executed;

           (g) The goods, the sale of which gave rise to the Accounts, (i) were produced in full compliance with the Federal Labor Standards Act, 29 U.S.C. Sections 207 et seq. as amended from time to time, and (ii) are not, and were not at the time of the sale thereof, subject to any lien, claim, security interest or other encumbrance, except those of Lender, and those removed or terminated prior to the date hereof;

           (h) Borrower has no knowledge of any fact or circumstance which would impair the validity or collectibility of any of the Accounts;

           (i) To the best of Borrower's knowledge, there are no proceedings or actions which are threatened or pending against any Account Debtor which might result in any material adverse change in its financial or other condition; and

           (j) The Accounts have not been pledged or sold to any other Person or otherwise encumbered and Borrower is the owner of the Accounts free of all liens and encumbrances except those of Lender.

      9.3 Inventory Warranties and Representations. Borrower warrants and represents, that Lender may rely, in determining which items of Inventory listed on any Inventory Report of Borrower are Eligible Inventory of Borrower, without independent investigation, on all statements, warranties and representations made by Borrower on or with respect to any such Inventory Report and, unless otherwise indicated in writing by Borrower, that:

           (a) All Inventory is located on premises listed on Exhibit D or as otherwise hereinafter agreed to by Lender, or is Inventory which is in transit and is so identified on the relevant Inventory Report;

           (b) The Inventory has been produced in full compliance with all requirements of the Federal Labor Standards Act, 29 U.S.C. Sections 207 et seq., as amended from time to time;

           (c) Except as specified on Exhibit D, no Inventory is now, and shall not at any time or times hereafter be, stored with a bailee, warehouseman or similar party without Lender's prior written consent and, if Lender gives such consent, Borrower will concurrently therewith cause any such bailee, warehouseman or similar party to issue and deliver to Lender, in form and substance acceptable to Lender, warehouse receipts therefor in Lender's name; and

           (d) Borrower is the owner of all of its Inventory free and clear of all claims, liens and encumbrances except those of Lender and none of its Inventory has been leased, rented, transferred or sold, either on consignment, on a sale or return basis, on approval, or otherwise.

      9.4 Automatic Warranty and Representation and Reaffirmation of Warranties and Representations. Each request for an advance made by Borrower pursuant to this Agreement or the Ancillary Agreements shall constitute (i) an automatic warranty and representation by Borrower to Lender that there does not then exist a Default or an Event of Default and (ii) a reaffirmation as of the date of said request of all of the warranties and representations of Borrower contained in this Agreement and in the Ancillary Agreements.

      9.5 Survival of Warranties and Representations. Borrower covenants, warrants and represents, to Lender that all representations and warranties of Borrower contained in this Agreement and the Ancillary Agreements shall be true at the time of Borrower's execution of this Agreement and the Ancillary Agreements, and shall survive the execution, delivery and acceptance hereof and thereof by the parties thereto and the closing of the transactions described herein and therein or related hereto or thereto. Borrower and Lender expressly agree that any misrepresentation or breach of any representation or warranty whatsoever contained in this Agreement or in any of the Ancillary Agreements shall be deemed material.

10.   COVENANTS AND CONTINUING AGREEMENTS.

      10.1 Affirmative Covenants.  Borrower covenants that it shall:

           (a) (i) Have, for the periods listed below within the Term hereof for the fiscal year then ended, a Fixed Charge Ratio equal to or greater than the Fixed Change Ratio set forth opposite such fiscal year in the following schedule:

Period Ending                                      Fixed Charge Ratio
-------------                                      ------------------

Closing Date through Fiscal Year Ending
  March 29, 1997                                        .75 to 1

Fiscal Year Ending on or about March 28,
  1998 and each Fiscal Year Ending on the
  Saturday closer to each March 31 thereafter           1.0 to 1

                 (ii) Have, at the end of each Fiscal Period, a current ratio (ratio of Current Assets to Current Liabilities) of not less than 1.10 to 1.0.

                 (iii) Maintain at the end of each fiscal quarter listed below an Adjusted Tangible Net Worth equal to or greater than the amount set forth opposite such fiscal quarter in the following schedule:


          Fiscal Quarter Ending           Minimum Adjusted Tangible Net Worth

March 29, July 19, and October 11, 1997               $4,000,000

January 3, March 28, July 18, and
October 10, 1998, and January 2, 1999,
and each fiscal quarter thereafter                    $4,250,000

           (b) Pay to Lender, on demand, any and all fees, costs or expenses which Lender or any Participant pays to a bank or other similar institution arising out of or in connection with (i) the forwarding to Borrower or any other Person on behalf of Borrower, by Lender or any Participant, of proceeds of loans made by Lender to Borrower pursuant to this Agreement and (ii) the depositing for collection, by Lender or any Participant, of any check or item of payment received or delivered to Lender or any Participant on account of the Liabilities;

           (c) At its sole cost and expense, keep and maintain the Collateral insured for its full insurable value against loss or damage by fire, theft, explosion, sprinklers and all other hazards and risks which are specified by Lender from time to time by obtaining policies naming Lender as loss payee (none of which shall be cancelable or subject to modification without at least thirty (30) days notice to Lender) in coverage, form and amount and with companies satisfactory to Lender and at Lender's request will deliver each policy or certificate of insurance together with the applicable loss payee endorsement to Lender. In addition, Borrower will deliver renewals for all of such policies at least thirty (30) days prior to the expiration date of the subject policy. Without limiting the generality of the foregoing, unless otherwise agreed in writing by Lender, all of such policies shall (i) provide that no act of any person other than Lender will affect Lender's right to recover under such policies; (ii) be in amount at least equal to the greater of (a) original cost or (b) replacement value of the Collateral covered thereby; and (iii) contain an agreed value clause sufficient to eliminate any risk of co-insurance.

           (d) Notify Lender promptly of any event or occurrence causing a material loss or decline in value of the Collateral and the estimated (or actual, if available) amount of such loss or decline;

           (e)   Promptly upon Borrower's learning thereof, notify Lender of
(i) any material delay in Borrower's performance of any of its obligations to any Account Debtor and of any assertion of any claims, offsets, defenses or counterclaims by any Account Debtor and of any allowances (other than customary allowances for prompt payment) or credits granted (including all credits issued for returned or repossessed Inventory) or other monies advanced by Borrower to any Account Debtor and (ii) all material adverse information relating to the financial or other condition of any Account Debtor;

           (f) Keep books of account and prepare financial statements and furnish to Lender the following (all of the foregoing and following to be kept and prepared in accordance with generally accepted accounting principles applied on a basis consistent with the Financials, unless Borrower's independent certified public accountants concur in any changes therein and such changes are disclosed to Lender and are consistent with then GAAP):

                 (i) as soon as available, but not later than one hundred twenty (120) days after the close of each fiscal year of Borrower, financial statements of Borrower (including a balance sheet, statement of cash flows and a statement of profit and loss and surplus all with supporting footnotes) as at the end of such year and for the year then ended all in reasonable detail as requested by Lender and in respect to the statements audited by a firm of independent certified public accountants of recognized national standing selected by Borrower and acceptable to Lender and containing the unqualified opinion of such independent certified public accountants with respect to such financial statements;

                 (ii) as soon as available, but not later than sixty (60) days after the end of the first Fiscal Period and thirty (30) days after the end of each subsequent Fiscal Period, financial statements of Borrower (including a statement of profit and loss and of surplus for the month then ended, a statement of cash flow for the Fiscal Period then ended and a balance sheet as at the end of such Fiscal Period) as at the end of the portion of Borrower's fiscal year then elapsed, all in reasonable detail as requested by Lender and certified by Borrower's principal financial officer as prepared in accordance with GAAP and fairly presenting the financial position and results of operations of Borrower for such period;

                 (iii) as soon as available, but not later than thirty (30) days before the beginning of each fiscal year, a cash flow projection for Borrower for such fiscal year, together with appropriate supporting documents reasonably acceptable to Lender;
           and

                 (iv) such other data and information (financial and other) as Lender, from time to time, may reasonably request, bearing upon or related to the Collateral, Borrower's financial condition or results of its operations.

           (g)   Notify Lender promptly upon, but in no event later than five
(5) days after, Borrower's learning thereof, that any Eligible Account or Eligible Inventory has ceased to be an Eligible Account or Eligible Inventory, respectively, and the reason(s) for such ineligibility;

           (h) Notify Lender, promptly upon Borrower's learning of (i) any litigation reasonably expected to involve $10,000 or more affecting Borrower, whether or not the claim is considered by Borrower to be covered by insurance; and (ii) the institution of any suit or administrative proceeding which may materially and adversely affect the operations, financial condition or business of Borrower or which may affect Lender's security interest in the Collateral;

           (i) Provide Lender with copies of all agreements between Borrower and any warehouse at which Inventory may, from time to time, be kept and all leases or similar agreements between Borrower and any Person, whether
Borrower is the lessor or lessee thereunder; and

           (j) Maintain (a) product liability insurance in an amount customary for the business conducted by Borrower; and (b) general public liability insurance in an amount satisfactory to Lender but in no event less than $5,000,000 per occurrence, for bodily injury and property damage, by obtaining policies (none of which shall be cancelable or subject to modification without at least thirty (30) days notice to Lender) in coverage and form and with companies satisfactory to Lender and at Lender's request will deliver each policy or certificate of insurance to Lender. In addition, Borrower will deliver renewals for all of such policies at least thirty (30) days prior to the expiration date of the subject policy.

           (k) Comply with all laws, ordinances, governmental rules and regulations to which Borrower is subject, and obtain and keep in force any and all licenses, permits, franchises, or other governmental authorizations necessary to the ownership of the assets or properties of Borrower or to the conduct of business of Borrower, including, without limitation, OSHA and all Environmental Laws, which violation or failure to obtain might materially and adversely affect the business, prospects, profits, assets or properties, or condition (financial or otherwise) of Borrower.

           (l) In the event that, with Lender's consent, Robert J. Zeman is no longer acting as the chief financial officer of Borrower, then Borrower shall cause the replacement for Robert J. Zeman to execute and deliver to Lender a Validity Guaranty in the form attached hereto as Exhibit C.

           (m) Keep and maintain the Equipment in good operating condition and repair and shall make all necessary replacements thereof so that the value, utility and operating efficiency thereof shall at all times be maintained and preserved. If the aggregate fair market value or book value (whichever is greater) of all deletions from Equipment exceed, within any one fiscal year, $50,000, Borrower shall promptly inform Lender of any such deletions from the Equipment.

      10.2 Negative Covenants. Borrower covenants, that Borrower shall not, without the prior written consent of Lender:

           (a)   Merge or consolidate with or acquire any Person;

           (b) Other than in the ordinary course of its business including, without limitation, the sales of goods, services and Inventory, make any investment in the securities of any Person or any loan or advance to any Person;

           (c) Declare or pay dividends upon Borrower's Stock or make any distribution of Borrower's property or assets or make any loans, advances or extensions of credit to any Person, including, without limitation, any Affiliate, officer or employee of Borrower; provided that Borrower may issue stock dividends upon its Stock so long as the same is in accordance with all applicable laws;

           (d) Make any loans or other advances of money (other than reasonable employee salary, expense and travel advances) to officers, directors, stockholders or Affiliates of Borrower;

           (e) Redeem, retire, purchase or otherwise acquire, directly or indirectly, any of Borrower's Stock or make any material change in Borrower's capital structure or in any of business objectives, purposes and operations of Borrower which might in any way adversely affect the repayment of the Liabilities;

           (f) Enter into, or be a party to, any transaction with any Affiliate, director, officer or stockholder of Borrower, except in the ordinary course of and pursuant to the reasonable requirements of Borrower's business and upon fair and reasonable terms which are fully disclosed to Lender and are no less favorable to Borrower than would obtain in a comparable arm's length transaction with a Person not an Affiliate, director, officer or stockholder of Borrower;

           (g) Enter into any transaction which materially and adversely affects the Collateral or the ability of Borrower to repay its Indebtedness or permit or agree to any extension, compromise or settlement or make any change or modification of any kind or nature with respect to any Account, including any of the terms relating thereto, except for credits given for Inventory returned pursuant to Section 7.4;

           (h) Guarantee or otherwise, in any way, become liable with respect to the obligations or liabilities of any Person, except (i) its Affiliates' obligations to Lender, and (ii) by endorsement of instruments or items of payment for deposit to the general account of Borrower or for delivery to Lender on account of the Liabilities;

           (i) Except as otherwise expressly permitted herein, make deposits to or withdrawals from any of its deposit accounts for the benefit of any Affiliate;

           (j) Except as otherwise expressly permitted herein or in the Ancillary Agreements, encumber, pledge, mortgage, grant a security interest in, encumber, assign, sell, lease or otherwise dispose of or transfer, whether by sale, merger, consolidation, liquidation, dissolution, or otherwise, any of Borrower's assets;

           (k) Incur any Indebtedness for borrowed money in the aggregate at any time hereafter in excess of Two Hundred Fifty Thousand Dollars ($250,000) (other than the Liabilities), except for Indebtedness which is unsecured and is to Persons who execute and deliver to Lender (in form and substance acceptable to Lender and its counsel) subordination agreements subordinating their claims against Borrower to the payment of the Liabilities and except for Indebtedness for borrowed money incurred in connection with the refinancing of the existing mortgage(s) Indebtedness or other Indebtedness for borrowed money, each of which is secured by mortgage(s) on Borrower's real property, and the other terms and conditions of such Indebtedness are acceptable to Lender in the commercially reasonable exercise of its discretion;

           (l) Make capital expenditures, on an aggregated basis in respect to Borrower in any fiscal year which, in the aggregate, exceed Five Hundred Thousand Dollars ($500,000);

           (m) Permit any Accounts to be owing to Borrower from any Affiliate, except Accounts owing to Borrower from Fieldstone Meats of Alabama not to exceed $50,000 in the aggregate at any one time;

           (n) Make or permit any Subsidiary to make any payment of any part or all of any Subordinated Debt or otherwise repurchase, redeem or retire instrument evidencing any such Subordinated Debt prior to maturity, except as otherwise specifically provided for in the subordination agreement applicable thereto; or enter into any agreement (oral or written) which could in any way be construed to amend, modify, alter or terminate any one or more instruments or agreements evidencing or relating to any Subordinated Debt; and

           (o) Except with respect to Equipment currently pledged to Bankers Leasing Association, Inc., USL Capital Corporation, Austell Box Board Corp., Crown Lift Trucks and Mitel Finance Corporation, encumber, pledge, mortgage, grant a security interest in, encumber, assign, sell, lease or otherwise dispose of or transfer, whether by sale, merger, consolidation, liquidation, dissolution, or otherwise, any of Borrower's Equipment.

      10.3 Contesting Charges. Notwithstanding anything to the contrary herein, Borrower may dispute any Charges without prior payment thereof, even if such non-payment may cause a lien to attach to Borrower's assets, provided that Borrower shall give Lender prompt notice of such dispute and shall be diligently contesting the same in good faith and by an appropriate proceeding and there is no danger of a loss or forfeiture of any of the Collateral and provided further that, if the same are potentially or actually in excess of Ten Thousand Dollars ($10,000) in the aggregate at any time hereafter, in respect to all disputed Charges for Borrower, Borrower shall give Lender such additional collateral and assurances as Lender, in its sole discretion, deems necessary under the circumstances, immediately upon demand by Lender.

      10.4 Payment of Charges. Subject to the provisions of Section 10.3, Borrower shall pay promptly when due all of the Charges. In the event Borrower, at any time or times hereafter, shall fail to pay the Charges or to promptly obtain the satisfaction of such Charges, Borrower shall promptly so notify Lender thereof and Lender may, without waiving or releasing any obligation or liability of Borrower hereunder or any Default, in its sole discretion, at any time or times thereafter, make such payment or any part thereof, (but shall not be obligated so to do) or obtain such satisfaction and take any other action with respect thereto which Lender deems advisable. All sums so paid by Lender and any expenses, including reasonable attorneys' fees, court costs, expenses and other charges relating thereto, shall be payable by Borrower to Lender upon demand and shall be additional Liabilities.

      10.5 Insurance; Payment of Premiums. All policies of insurance on the Collateral or otherwise required hereunder shall be in form and amount satisfactory to Lender and with insurers reasonably recognized as adequate by Lender. Borrower shall deliver to Lender binders for each policy of insurance with originals (or certified copies) to follow as promptly as practical. Borrower shall also deliver evidence of payment of all premiums therefor and shall deliver renewals of all such policies to Lender at least thirty (30) days prior to their expiration dates. Such policies of insurance shall contain an endorsement, in form and substance acceptable to Lender, showing all losses payable to Lender. Such endorsement shall provide that the insurance companies will give Lender at least thirty (30) days' prior notice before any such policy shall be altered or cancelled and that no act or default of Borrower or any other person shall affect the right of Lender to recover under such policy in case of loss or damage. Borrower hereby directs all insurers under such policies to pay all proceeds payable thereunder directly to Lender. Borrower irrevocably makes, constitutes and appoints Lender (and all officers, employees or agents designated by Lender) as Borrower's true and lawful attorney and agent-in-fact for the purpose of making, settling and adjusting claims under such policies (provided that Lender shall consult with Borrower prior to finally making, settling or adjusting claims under such policies), endorsing the name of Borrower in writing or by stamp on any check, draft, instrument or other item of payment for the proceeds of such policies and for making all determinations and decisions with respect to such policies. If Borrower shall fail to obtain or maintain any of the policies required by this Section 10.5 or to pay any premium relating thereto, then Lender, without waiving or releasing any obligation or default by Borrower hereunder, may (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which Lender deems advisable. All sums so disbursed by Lender, including reasonable attorneys' fees, court costs, expenses and other charges relating thereto, shall be payable by Borrower to Lender upon demand and shall be additional Liabilities.

      10.6 Survival of Obligations Upon Termination of Agreement. Except as otherwise expressly provided for in this Agreement and in the Ancillary Agreements, no termination or cancellation (regardless of cause or procedure) of this Agreement or the Ancillary Agreements shall in any way affect or impair the powers, obligations, duties, rights, and liabilities of Borrower or Lender in any way or respect relating to any transaction or event occurring prior to such termination or cancellation, the Collateral, or any of the undertakings, agreements, covenants, warranties and representations of Borrower or Lender contained in this Agreement or the Ancillary Agreements. All such undertakings, agreements, covenants, warranties and representations shall survive such termination or cancellation.

11.   DEFAULT; RIGHTS AND REMEDIES ON DEFAULT.

      11.1 Default. The occurrence of any one or more of the following events shall constitute a Default:

           (a) Borrower fails to pay any part of the Liabilities when due and payable or declared due and payable or is in default in the payment of any of the Indebtedness;

           (b) Borrower or any Affiliate fail or neglect to perform, keep or observe any other term, provision, condition or covenant contained in this Agreement or in the Ancillary Agreements, which is required to be performed, kept or observed by Borrower or such Affiliate and the same is not cured to Lender's satisfaction within ten (10) days after Lender gives Borrower notice identifying such default; provided, however, that if any such Default is curable, but cannot be reasonably cured within such ten (10) day period, then if Borrower is diligently acting to cure such Default, Borrower shall have an additional twenty (20) days to cure such Default;

           (c) A default shall occur under any agreement, document or instrument, other than this Agreement or any of the Ancillary Agreements, now or hereafter existing, to which Borrower is a party and the same is not cured within the cure period provided for in such agreement, document or instrument, but in no event shall such cure period extend beyond ten (10) days after Lender gives Borrower notice identifying such default;

           (d) Any statement, warranty, representation, report, financial statement, or certificate made or delivered by Borrower, or any of officer, employee or agent thereof, to Lender is not true and correct in any material respect;

           (e) There shall occur any material uninsured damage to or loss, theft, or destruction of any of the Collateral;

           (f) The Collateral or any other asset of Borrower are attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within thirty (30) days thereafter; an application is made by any Person other than Borrower for the appointment of a receiver, trustee, or custodian for any of the Collateral or any of other asset of Borrower and the same is not dismissed within thirty
(30) days after the application therefor;

           (g) An application is made by Borrower for the appointment of a receiver, trustee or custodian for any of the Collateral or any of other asset; a petition under any section or chapter of the Bankruptcy Code or any similar law or regulation is filed by or against Borrower and is not dismissed within thirty (30) days after filing; Borrower makes an assignment for the benefit of its creditors or any case or proceeding is filed by or against Borrower for its dissolution, liquidation, or termination; Borrower ceases to conduct its business as now conducted or is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business affairs;

           (h) Except as permitted in Section 10.3, a notice of lien, levy or assessment is filed of record with respect to all or any substantial portion of Borrower's assets by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency including, without limitation, the Pension Benefit
Guaranty Corporation, or any taxes or debts owing to any of the foregoing becomes a lien or encumbrance upon the Collateral or any of Borrower's other assets and such lien or encumbrance is not released within thirty (30) days after its creation;

           (i) Judgment is rendered against Borrower in excess of Ten Thousand Dollars ($10,000) and Borrower fails to either pay such judgment within thirty (30) days or commence appropriate proceedings to appeal such judgment within the applicable appeal period or, after such appeal is filed, Borrower fails to diligently prosecute such appeal or such appeal is denied;

           (j) Borrower becomes insolvent or fails generally to pay its debts as they become due;

           (k) Borrower fails within fifteen (15) days after the occurrence of any of the following events, to furnish Lender with appropriate notice thereof: (i) the happening of a Reportable Event with respect to any profit sharing or pension plan governed by ERISA (such notice shall contain the statement of the chief financial officer of the applicable Borrower setting forth details as to such Reportable Event and the action which Borrower proposes to take with respect thereto and a copy of the notice of such Reportable Event to the Pension Benefit Guaranty Corporation), (ii) the termination of any such plan, (iii) the appointment of a trustee by an appropriate United States District Court to administer any such plan, or (iv) the institution of any proceedings by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee to administer any such plan;

           (l) Borrower fails to: (i) furnish to Lender a copy of each report which is filed by Borrower with respect to any profit sharing or pension plan governed by ERISA promptly after the filing thereof with the Secretary of Labor or the Pension Benefit Guaranty Corporation or (ii) notify Lender promptly upon receipt by Borrower of any notice of the institution of any proceeding or other actions which may result in the termination of any such plans;

           (m) If a default occurs under any agreement, instrument or document relating to any of the Liabilities and heretofore, now or at any time or times hereafter executed by, or delivered to Lender by Borrower;

           (n) The Diana Corporation shall cease to own and control, directly or indirectly, eighty-one and twenty-five one hundredths percent (81.25%) of the common Stock of Borrower unless Borrower's common Stock is purchased from The Diana Corporation or its Subsidiary, Entree Corporation, by Borrower's management pursuant to the terms and conditions which are acceptable to Lender in its sole discretion and Borrower agrees to amend such provisions of this Agreement and the Ancillary Agreements as Lender, in its sole discretion, deems necessary or appropriate, to reflect Borrower's changed circumstances resulting from such management buy-out; or

           (o) If G. Michael Coggins ceases to be employed as President/Chief Executive Officer of Borrower.

      11.2 Acceleration of the Liabilities. Upon and after the occurrence of a Default, all of the Liabilities may, at the option of Lender and without demand, notice, or legal process of any kind, be declared, and immediately shall become, due and payable and/or Lender may, without notice, terminate this facility with respect to further Revolving Loans, whereupon no further Revolving Loans may be made hereunder and no additional Letters of Credit or LC Guaranties may be issued;

      11.3 Remedies. Upon and after the occurrence of a Default, Lender shall have all of the following rights and remedies:

           (a) All of the rights and remedies of a secured party under the Illinois Uniform Commercial Code or other applicable law, all of which rights and remedies shall be cumulative, and none exclusive, to the extent permitted by law, and in addition to any other rights and remedies contained in this Agreement and in any of the Ancillary Agreements;

           (b) The right to (i) peacefully enter upon the premises of Borrower or any other place or places where the Collateral is located and kept, without any obligation to pay rent to Borrower or any other person, through self-help and without judicial process or first obtaining a final judgment or giving Borrower notice and opportunity for a hearing on the validity of Lender's claim, and remove the Collateral from such premises and places to the premises of Lender or any agent of Lender, for such time as Lender may require to collect or liquidate the Collateral, and/or (ii) require Borrower to assemble and deliver the Collateral to Lender at a place to be designated by Lender;

           (c) The right to (i) open Borrower's mail and collect any and all amounts due from Account Debtors, (ii) notify Account Debtors that the Accounts have been assigned to Lender and that Lender has a security interest therein and (iii) direct such Account Debtors to make all payments due from them upon the Accounts, including the Special Collateral, directly to Lender or to a lock box designated by Lender. Lender shall promptly furnish Borrower with a copy of any such notice sent and Borrower hereby agrees that any such notice in Lender's sole discretion, may be sent on Lender's stationery, in which event, Borrower shall, upon demand, co-sign such notice with Lender;

           (d) The right to sell, lease or to otherwise dispose of all or any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as provided in Section 11.4, in lots or in bulk, for cash or on credit, all as Lender, in its sole discretion, may deem advisable. At any such sale or sales of the Collateral, the Collateral need not be in view of those present and attending the sale, nor at the same location at which the sale is being conducted. Lender shall have the right to conduct such sales on Borrower's premises or elsewhere and shall have the right to use Borrower's premises without charge for such sales for such time or times as Lender may see fit. Lender is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral and all of Borrower's rights under all licenses and all franchise agreements shall inure to Lender's benefit but Lender shall have no obligations thereunder. Lender may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may setoff the amount of such price against the Liabilities. The proceeds realized from the sale of any Collateral shall be applied first to the reasonable costs, expenses and attorneys' and paralegal fees and expenses incurred by Lender for collection and for acquisition, completion, protection, removal, storage, sale and delivery of the Collateral; second to interest due upon any of the Liabilities; and third to the principal of the Liabilities. Lender shall account to Borrower for any surplus. If any deficiency shall arise, Borrower shall remain liable to Lender therefor.

           (e) With respect to the face amount of all LC Guaranties and Letters of Credit issued by Lender and then outstanding, Lender may, at its option, require Borrower to deposit with Lender funds equal to such face amount, and if Borrower fails to promptly make such deposit, Lender may advance such amount as a Revolving Loan (whether or not an overadvance is created thereby). Any such deposit or advance shall be held by Lender as a reserve to fund future payments on such LC Guaranties and future drawings against such Letters of Credit. At such time as all LC Guaranties have been paid or terminated and all Letters of Credit have been drawn upon or expired, any amounts remaining in such reserve shall be applied against any outstanding Liabilities, or to the extent all Liabilities been indefeasibly paid in full, returned to Borrower.

      11.4 Notice. Borrower agrees that any notice required to be given by Lender of a sale, lease, other disposition of any of the Collateral or any other intended action by Lender, which is personally delivered to Borrower or which is deposited in the United States mail, postage prepaid and duly addressed to Borrower at the address set forth in Section 13.10, at least ten
(10) days prior to any such public sale, lease or other disposition or other action being taken, or the time after which any private sale of the Collateral is to be held, shall constitute commercially reasonable and fair notice thereof to Borrower.

12.   CONDITIONS PRECEDENT

      Notwithstanding any other provision of this Agreement or any of the other Ancillary Agreements and without affecting in any manner the rights of Lender under the other Sections of this Agreement, it is understood and agreed that Lender will not make any Revolving Loan under Section 2 of this Agreement or issue any Letter of Credit or LC Guaranty unless and until each of the following conditions has been and continues to be satisfied, all in form and substance satisfactory to Lender and its counsel:

      12.1 Execution and Delivery of Agreement. This Agreement, or counterparts thereof, shall have been duly executed by, and delivered to, Borrower and Lender.

      12.2 Documentation. Lender shall have received the following documents, each to be in form and substance satisfactory to Lender and its counsel:

           (a) Certified copies of Borrower's casualty insurance policies, together with loss payable endorsement on Lender's standard form of Loss Payee Endorsement naming Lender as loss payee, and certified copies of Borrower's liability insurance policies, together with endorsements naming Lender as a co-insured delivered to Lender within thirty (30) days of the date hereof;

           (b) Copies of all filing receipts or acknowledgments issued by any governmental authority to evidence any filing or recordation necessary to perfect the liens of Lender in the Collateral and evidence in a form acceptable to Lender that such liens constitute valid and perfected security interests and liens, having the lien priority specified herein delivered to Lender within thirty (30) days of the date hereof;

           (c) Landlord waivers or warehouseman agreements with respect to all premises leased by Borrower and which are disclosed on Exhibit D attached hereto;

           (d) A copy of the Articles or Certificate of Incorporation of Borrower, and all amendments thereto, certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation;


           (e) Good standing certificates for Borrower, issued by the Secretary of State or other appropriate official of Borrower's jurisdiction of incorporation and each jurisdiction where the conduct of Borrower's business activities or the ownership of its assets and properties necessitates qualification;

           (f) The Ancillary Agreements duly executed, accepted and acknowledged by or on behalf of each of the signatories thereto;

           (g) The favorable, written opinion of Godfrey & Kahn, S.C. counsel to Borrower, as to the transactions contemplated by this Agreement and any of the other Ancillary Agreements, to be substantially in the form of Exhibit H attached hereto;

           (h) Written instruction from Borrower directing the application of proceeds of the initial Revolving Loan made pursuant to this Agreement, and initial Accounts Report and Inventory Report and initial Lenders' Daily Collateral Report and Advance Request from Borrower reflecting that Borrower has Eligible Accounts and Eligible Inventory in amounts sufficient in value and amount to support Revolving Loans and Letters of Credit and/or LC Guaranties in the amount requested by Borrower on the date of such certificate;

           (i) Duly executed Special Deposit Agreements from such state or federal banks as deemed necessary by Lender delivered to Lender within ten
(10) days of the date hereof;

           (j) Duly executed Accounts Guaranty Agreement (Validity Guaranty) and Inventory Guaranty Agreement (Validity Guaranty) executed by Mike
Coggins and Robert Zeman;

           (k)   Trademark Collateral Assignment;

           (l)   Accountant's Letter;

           (m) Pay-off Statements and/or releases and termination statements from Fleet Capital Corporation;

           (n) A completed SBCC Environmental Questionnaire and, if requested by Lender after the return of the SBCC Environmental Questionnaire, a Phase
I Environmental Report in respect to Borrower's location in Atlanta, Georgia, completed by an environmental consulting firm acceptable to Lender;

           (o)   A completed Form W-9 of Borrower; and

           (p) Such other documents, instruments and agreements as Lender shall reasonably request in connection with the foregoing matters.

      12.3 Other Conditions. The following conditions have been and shall continue to be satisfied, in the sole discretion of Lender:

           (a)   No Default shall exist;

           (b) Each of the conditions precedent set forth in the Ancillary Agreements shall have been satisfied;

           (c) Since August 31, 1996, there shall not have occurred any material adverse change in the business, financial condition or results of operations of Borrower or the existence or value of any Collateral, or any event, condition or state of facts which would reasonably be expected materially and adversely to affect the business, financial condition or results of operations of Borrower. Lender shall have conducted an audit of Borrower's books and record and the results thereof shall be satisfactory to Lender, in its sole discretion.

           (d) Lender and its counsel shall have reviewed the corporate, capital and legal structure, ownership structure and organizational documents of Borrower and the results of such review shall be acceptable to Lender in its sole discretion.

13.   MISCELLANEOUS.

      13.1 Appointment of Lender as Borrower's Lawful Attorney-In-Fact. Borrower, irrevocably designates, makes, constitutes and appoints Lender (and all persons designated by Lender) as Borrower's true and lawful attorney and agent in-fact and Lender, or Lender's agent, may, without notice to Borrower:

           (a) At any time hereafter, endorse by writing or stamp Borrower's name on any checks, notes, drafts or any other payment relating to and/or proceeds of the Collateral which come into the possession of Lender or under Lender's control and deposit the same to the account of Lender for application to the Liabilities;

           (b) At any time after the occurrence of a Default, in Borrower's or Lender's name: (i) demand payment of the Collateral; (ii) enforce payment of the Collateral, by legal proceedings or otherwise; (iii) exercise all of Borrower's rights and remedies with respect to the collection of the Collateral; (iv) settle, adjust, compromise, extend or renew the Accounts and the Special Collateral; (v) settle, adjust or compromise any legal proceedings brought to collect the Collateral; (vi) if permitted by applicable law, sell or assign the Collateral upon such terms, for such amounts and at such time or times as Lender deems advisable; (vii) satisfy and release the Accounts and Special Collateral; (viii) take control, in any manner, of any item of payment or proceeds referred to in Section 4.3; (ix) prepare, file and sign Borrower's name on any proof of claim in Bankruptcy or similar document against any Account Debtor; (x) prepare, file and sign Borrower's name on any notice of lien, assignment or satisfaction of lien or similar document in connection with the Collateral; (xi) do all acts and things necessary, in Lender's sole discretion, to fulfill Borrower's obligations under this Agreement; (xii) endorse by writing or stamp the name of Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Collateral; and (xiii) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Collateral to which Borrower has access; and

           (c) At any time after the occurrence of a Default notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Lender and receive, open and dispose of all mail addressed to Borrower.

      13.2 Modification of Agreement; Sale of Interest. This Agreement and the Ancillary Agreements may not be modified, altered or amended, except by an agreement in writing signed by Borrower and Lender. Borrower may not sell, assign or transfer this Agreement or the Ancillary Agreements or any portion hereof or thereof, including, without limitation, Borrower's right, title, interest, remedies, powers, or duties hereunder or thereunder. Borrower hereby consents to Lender's participation, sale, assignment, transfer or other disposition, at any time or times hereafter, of this Agreement or the Ancillary Agreements or of any portion hereof or thereof, including, without limitation, Lender's right, title, interest, remedies, powers, or duties hereunder or thereunder.

      13.3 Attorneys' Fees and Expenses; Lender's Out-of-Pocket Expenses. (a) If, at any time or times, whether prior or subsequent to the date hereof and regardless of the existence of a Default or an Event of Default, Lender incurs legal or other costs and expenses or employs counsel, accountants or other professionals for advice or other representation or services in connection with:

                 (i) The preparation, negotiation and execution of this Agreement, all Ancillary Agreements, any amendment of or modification of this Agreement or the Ancillary Agreements or any sale or attempted sale of any interest herein to a Participant;

                 (ii) Any litigation, contest, dispute, suit, proceeding or action (whether instituted by Lender, Borrower or any other Person) in any way relating to the Collateral, this Agreement, the Ancillary Agreements or Borrower's affairs;

                 (iii) Any attempt to enforce any rights of Lender or any Participant against Borrower or any other Person which may be obligated to Lender or such Participant by virtue of this Agreement or the Ancillary Agreements, including, without limitation, the Account Debtors;

                 (iv) Any attempt to inspect, verify, protect, collect, sell, liquidate or otherwise dispose of any of the Collateral; or

                 (v) Any inspection, verification, protection, collection, sale, liquidation or other disposition of any of the Collateral, including without limitation, Lender's periodic or special audits of Borrower's books and records;

then, in any such event, the reasonable attorneys' and paralegals' fees and expenses arising from such services and all reasonably incurred expenses, costs, charges and other fees of or paid by Lender in any way or respect arising in connection with or relating to any of the events or actions described in this Section 13.3 shall be payable by Borrower to Lender upon demand and shall be additional Liabilities. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include accountants' fees, costs and expenses; court costs, fees and expenses; photocopying and duplicating expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram charges; secretarial over-time charges;

and expenses for travel, lodging and food paid or incurred in connection with the performance of all such services.

           (a) Borrower acknowledges and agrees that Lender and its agents and representatives shall be permitted field reviews of the Collateral, Borrower's Current Asset Base and Borrower's books and records both prior to the Closing Date and on a basis up to quarterly thereafter. Borrower agrees to reimburse Lender for its out-of-pocket costs and expenses incurred in connection with such field reviews.

      13.4 Waiver by Lender. Lender's failure, at any time or times hereafter, to require strict performance by Borrower of any provision of this Agreement or of any Ancillary Agreement shall not constitute a waiver, or affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Lender of a Default under this Agreement or any Ancillary Agreement shall not suspend, waive or affect any other Default under this Agreement or the Ancillary Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement or the Ancillary Agreements and no Default under this Agreement or the Ancillary Agreements shall be deemed to have been suspended or waived by Lender, unless such suspension or waiver is by an instrument in writing signed by an officer of Lender and directed to Borrower specifying such suspension or waiver.

      13.5 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

      13.6 Parties; Entire Agreement. This Agreement and the Ancillary Agreements shall be binding upon and inure to the benefit of the respective successors and assigns of Borrower and Lender. Borrower's successors and assigns shall include, without limitation, a trustee, receiver or debtor-in-possession of or for Borrower. Nothing contained in this Section
13.6 shall be deemed to modify Section 13.2. This Agreement is the complete statement of the agreement by and between Borrower and Lender and supersedes all prior negotiations, understandings and representations between them with respect to the subject matter of this Agreement.

      13.7 Conflict of Terms. The provisions of the Ancillary Agreements are incorporated in this Agreement by this reference. Except as otherwise provided in this Agreement and except as otherwise provided in the Ancillary Agreements by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any Ancillary Agreement, the provision contained in this Agreement shall govern and control.

      13.8 Waiver by Borrower. Except as otherwise provided for in this Agreement, Borrower waives (i) presentment, demand and protest, notice of protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Lender on which Borrower may in any way be liable and hereby ratifies and confirms whatever Lender may do in this regard; (ii) all rights to notice and a hearing prior to Lender's taking possession or control of, or to Lender's replevy, attachment or levy upon the Collateral or any bond or security which might be required by any court prior to allowing Lender to exercise any of Lender's remedies; (iii) the benefit of all valuation, appraisement, extension and exemption laws; and (iv) any right to a trial by jury concerning any matter relating to this Agreement or any Ancillary Document. Borrower acknowledges that it has been advised by its own counsel with respect to this Agreement and the transactions evidenced by this Agreement.

      13.9 Governing Law. This Agreement has been delivered for acceptance by Lender in Chicago, Illinois and shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Illinois. Borrower hereby (i) waives any right to a trial by jury in any action to enforce or defend any matter arising from or related to this Agreement; (ii) irrevocably submits to the jurisdiction of any state or federal court located in Cook County, Illinois, over any action or proceeding to enforce or defend any matter arising from or related to this Agreement; (iii) waives personal service of any and all process upon such Borrower, and consents that all such service of process be made by messenger, certified mail or registered mail directed to Borrower at the address set forth in Section 13.10 and service so made shall be deemed to be completed upon the earlier of actual receipt or three (3) days after the same shall have been posted to Borrower's address; (iv) irrevocably waives, to the fullest extent Borrower may effectively do so, the defense of an inconvenient forum to the maintenance of any such action or proceeding; (v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdictions by suit on the judgment or in any other manner provided by law; and (vi) agrees not to institute any legal action or proceeding against Lender or any of Lender's directors, officers, employees, agents or property, concerning any matter arising out of or relating to this Agreement in any court other than one located in Cook
County, Illinois. Nothing in this Section 13.9 shall affect or impair Lender's right to serve legal process in any manner permitted by law or Lender's right to bring any action or proceeding against Borrower, or Borrower's property in the courts of any other jurisdiction.

      13.10 Notice. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by another, or whenever any of the parties desires to give or serve upon another any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be delivered in person (by personal delivery, delivery service or overnight courier service) with receipt acknowledged, or telecopied with receipt acknowledged, or sent by certified mail, return receipt requested, postage prepaid, addressed as hereafter set forth, or mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

           (a)   If to Lender, at:     Sanwa Business Credit Corporation
                                       One South Wacker Drive
                                       Chicago, Illinois 60606
                                       Attn:  First Vice President,
                                       Commercial Finance Division
                                       Telecopier No.:  (312) 782-6035

                 with a copy to:       Vedder, Price, Kaufman & Kammholz
                                       222 North LaSalle Street
                                       Suite 2600
                                       Chicago, Illinois  60601
                                       Attn:  John T. McEnroe
                                       Telecopier No.:  (312) 609-5005

           (b)   If to Borrower, at:   Atlanta Provision Company, Inc.
                                       1400 West Marietta Street, N.W.
                                       Atlanta, Georgia 30318
                                       Attn:  Mike Coggins
                                       Telecopier No.:  (404) 792-9398

                 with a copy to:       Godfrey & Kahn, S.C.
                                       780 North Water Street
                                       Milwaukee, Wisconsin 53202-3590
                                       Attn:  Kenneth Hunt, Esq.
                                       Telecopier No.:  (414) 273-5198

or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, in person, by delivery service or by overnight courier service, with receipt acknowledged, or the date of the telecopy transmission, with receipt acknowledged, or three Business Days after the same shall have been deposited in the United States mail. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to persons designated above to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

      13.11 Section Titles, Etc.. The section titles and table of contents, if any, contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto. All references herein to Sections, paragraphs, clauses and other subdivisions refer to the corresponding Sections, paragraphs, clauses and other subdivisions of this Agreement; and the words "herein", "hereof", "hereby", "hereto", "hereunder", and words of similar import refer to this Agreement as a whole and not to any particular Section, paragraph, clause or subdivision hereof. All Exhibits which are referred to herein or attached hereto are hereby incorporated by reference.

      IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year specified at the beginning hereof.


                                  BORROWER:

                                  ATLANTA PROVISION COMPANY, INC.

                                  By: /s/ Robert J. Zeman
                                  Title:  Vice President and CFO


                                  LENDER:

                                  SANWA BUSINESS CREDIT CORPORATION

                                  By: /s/ George M. Adams
                                  Title:  First Vice President

                                        42